[HAMILTON BANCORP, LETTERHEAD]
FOR IMMEDIATE RELEASE

INVESTOR CONTACT:
Bob DeAlmeida
President & CEO
Hamilton Bank
410-823-4510

MEDIA CONTACT:
Kathy Walsh
Director of Marketing
Fallston Group, LLC
410-420-2001
kathy.walsh@fallstongroup.com

Hamilton Bancorp, Inc. Reports Improved Earnings and Strong Loan Growth for the Fourth Quarter and Fiscal Year Ending March 31, 2016

TOWSON, Md. (May 5, 2016)—Hamilton Bancorp, Inc. (the “Company”) (NASDAQ: HBK), the parent company of Hamilton Bank (the “Bank”), today announced its operating results for the fiscal year and three month period ending March 31, 2016 with the following highlights:

●
Continued organic growth and the acquisition of Fairmount Bancorp, Inc. (“Fairmount”) resulted in $393 million in total assets at March 31, 2016, representing growth of $102 million, or 35%, compared to total assets of $291 million at March 31, 2015. Total loans at March 31, 2016 increased by $63 million, or 39%, to $223 million year over year.

●	Total deposits increased $92 million, or 41%, to $314 million at March 31, 2016, compared to total deposits of $222 million at March 31, 2015.

●
Net income, excluding the effect of $71,000 in acquisition related expenses, was $159,000, or $0.05 per common share for the Company, for the quarter ending March 31, 2016, compared to a net loss of $141,000, or $(0.04) per common share, for the same quarter ending March 31, 2015. The Company reported net income of $117,000 including acquisition-related expenses, or $0.04 per common share for the quarter ending March 31, 2016.

●	Net interest income for the fourth quarter ending March 31, 2016 was $2.6 million, an increase of $635,000, or 32%, compared to $2.0 million for the same period a year ago.

●
For the fiscal year ending March 31, 2016, pre-tax income of $1.24 million was reported, before adjusting for one-time acquisition related expenses, compared to a pre-tax loss of $578,000 for fiscal 2015—an improvement of $1.8 million compared to the same period a year ago.  The Company reported a net loss after acquisition related expenses and tax of $93,000, or $(0.03) per common share for fiscal 2016, compared to a net loss of $314,000, or $(0.10) per common share, for the same period a year ago.

“This past year marked several major milestones for Hamilton as we celebrated 100 years of community banking and grew commercial loans and core deposits while successfully completing our acquisition of a local community bank,” said Robert DeAlmeida, President and CEO.  “We look forward to concluding our second acquisition and continued organic growth in loans and deposits, while always looking for ways to operate more efficiently.”

Review of Balance Sheet and Credit Quality

Total assets grew $24.6 million during the fourth quarter to $392.9 million at March 31, 2016, compared to $368.3 million at December 31, 2015. The growth was primarily attributable to a $38.2 million increase in cash and cash equivalents over that period, partially offset by a decrease in loans and investments of $6.3 million and $7.1 million, respectively. The significant increase in cash and cash equivalents is due to a large deposit that is expected to be with the bank for a short period of time. Total deposits in the fourth quarter increased $24.9 million, or 8.6%, to $314.0 million at March 31, 2016.

Cash and cash equivalents at March 31, 2016 were $67.4 million, $38.2 million higher than at December 31, 2015 and $50.8 million more than a year ago. In addition to the large, short-term deposit previously mentioned, management allowed the investment portfolio to pay down through maturities and calls, and built up cash reserves in anticipation of the $27 million, all cash acquisition of Fraternity Community Bancorp, Inc. (”Fraternity”).

Total loans grew $62.6 million from $160.4 million at March 31, 2015 to $223.0 million at March 31, 2016. This growth is driven by the Company’s focus in expanding the commercial loan portfolio. Commercial loans of $101.8 million at March 31, 2016 grew $21.6 million, or 27%, over the past year, of which $15.2 million, or 19% of growth, can be attributed to organic growth. Total deposits increased $24.9 million to $314.0 million for the quarter ended March 31, 2016, compared to $289.0 million at December 31, 2015 and $222.3 million at March 31, 2015. The Company continues to focus on generating lower cost, core deposits (which includes all deposits other than certificates of deposit) and increasing and maintaining its maturing certificates of deposits to support continued loan growth. Core deposits comprised 37.8% of total deposits at March 31, 2016, compared to 32.7% at March 31, 2015.

The Bank’s asset quality and monitoring continues to remain a focal point. Net charge-offs to average loans increased slightly from 0.18% at March 31, 2015 to 0.22% at March 31, 2016. Net charge-offs for the year ended March 31, 2016 totaled $428,000, including a charge-off in the fourth quarter of $568,000 related to one commercial real estate borrower. Non-performing loans for the period ended March 31, 2016 increased from $2.3 million at March 31, 2015 to $5.3 million at March 31, 2016. This increase is attributable to the commercial real estate loan mentioned prior that was placed on non-accrual in October 2015 and to $708,000 in loans that are 90 days past due and still accruing. Loans 90 days past due and accruing refer to loans that are past maturity and paying, but are in the process of being extended or re-negotiated.

Income Statement Review

Net interest income for the fiscal year ending March 31, 2016 was $9.5 million, compared to $7.7 million for fiscal 2015. The increase is due to a $1.9 million, or 20.6%, increase in interest income over that period from continuing loan growth. Loan growth is attributable to both organic loan growth and acquisition activity. Offsetting the increase in interest income is an increase of $181,000 in interest expense over that same period. Overall, average interest-bearing liabilities increased $40.6 million, primarily as a result of the Fairmount acquisition. However, the cost associated with the increase in the average balance of these liabilities was offset by a decrease in the average cost of liabilities from 0.77% to 0.72%.

Non-interest revenue for the fiscal year ending March 31, 2016 increased by $462,000, or 42.3%, to $1.6 million, compared to the same period last year. The increase is due to a $407,000 gain realized on the sale of the Towson branch property, which closed in early May 2015. Gains on the sale of investment securities for fiscal years ending March 31, 2016 and 2015 totaled $271,000 each.

Total non-interest expense increased by $52,000, excluding $900,000 in acquisition related expenses, to $9.4 million for the fiscal year ended March 31, 2016, compared to $9.3 million for fiscal 2015. Including acquisition related expense; non-interest expense totaled $10.3 million. Management continues to focus on reducing operating expenses through efficiencies and scale.

For the fourth quarter of fiscal 2016, net interest income increased $635,000 to $2.6 million, compared to $2 million for the fourth quarter of fiscal 2015. The yield on interest-earning assets increased from 3.46% for the quarter ended March 31, 2015 to 3.61% for the quarter ended March 31, 2016. The increase in yield is due to a $50.6 million increase in the average balance of loans. Net income for the fourth quarter of fiscal 2016 was $117,000, compared to a net loss of $141,000 in the fourth quarter of fiscal 2015. Net income for the quarter was impacted by $71,000 in acquisition related expenses.

Average equity to average assets remains strong at 18% for the fiscal year ending March 31, 2016, down from 19.8% a year ago due to an increase in the average asset base. All of the Bank’s regulatory capital ratios continue to exceed those levels required for the Bank to be categorized as well capitalized. The Company’s outstanding shares decreased slightly from 3,417,713 at March 31, 2015 to 3,413,646 shares at March 31, 2016 due to activity associated with equity awards over that 12-month period.

Please direct all media inquiries to Kathy Walsh at 410-420-2001 or by email at kathy.walsh@fallstongroup.com. Please direct investor inquiries for Hamilton Bank to Robert DeAlmeida at 410-823-4510.

###

About Hamilton Bank

Founded in 1915, Hamilton Bank is a community bank with $393 million in assets and $62 million in regulatory capital. The bank has 60 full-time employees and operates five branch locations across Greater Baltimore, serving the communities of Cockeysville, Pasadena, Rosedale, Towson and Baltimore in Maryland. Whether online or on the corner, Hamilton Bank is a community bank that cares about its customers. www.Hamilton-Bank.com.

Member FDIC and Equal Housing Lender

This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, legislative and regulatory changes that could adversely affect the business in which Hamilton Bancorp, Inc. and Hamilton Bank are engaged, and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

HAMILTON BANCORP, INC.

(dollars in thousands, except share and per share data)	Three months ended March 31,		Fiscal year ended March 31,
Operation Statement Data:	2016	2015	2016	2015
			(Unaudited)	(Audited)
Interest revenue	$ 3,162	$ 2,378	$ 11,318	$ 9,383
Interest expense	537	388	1,843	1,662
Net interest income	2,625	1,990	9,475	7,721
Provision for loan losses	250	(175)	440	170
Net interest income after provision for loan loss	2,375	2,165	9,035	7,551
Noninterest revenue	443	221	1,554	1,092
Noninterest expenses	2,604	2,632	10,260	9,294
Income/(loss) before income taxes	214	(246)	329	(651)
Income tax expense/(benefit)	97	(105)	422	(337)
Net income/(loss) available to common shareholders	$ 117	$ (141)	$ (93)	$ (314)

Per share data and shares outstanding:
Net income/(loss) per common share, basic and diluted	$ 0.04	$ (0.04)	$ (0.03)	$ (0.10)
Book value per common share at period end	$ 18.03	$ 17.79	$ 18.03	$ 17.79
Tangible book value per common share at period end (6)	$ 15.94	$ 17.06	$ 15.94	$ 17.06
Average common shares outstanding (1)	3,178,099	3,166,527	3,169,181	3,180,865
Shares outstanding at period end	3,413,646	3,417,713	3,413,646	3,417,713

Selected performance ratios:
Return on average assets	0.12%	-0.20%	-0.03%	-0.11%
Return on average equity	0.76%	-0.99%	-0.15%	-0.54%
Net interest margin (2)	2.91%	2.98%	3.02%	2.85%
Efficiency ratio (3)	89.22%	107.33%	90.43%	106.27%

Average assets	$ 390,490	$ 288,969	$ 339,455	$ 293,630
Average shareholders' equity	$ 61,471	$ 57,044	$ 61,019	$ 58,255

Financial Condition Data:	March 31, 2016	Dec. 31, 2015	March 31, 2015
	(Unaudited)	(Unaudited)	(Audited)
Total assets	$ 392,917	$ 368,257	$ 291,040
Investment securities, available for sale	70,484	77,616	92,939
Loans receivable (gross)	222,985	229,303	160,388
Allowance for loan losses	(1,702)	(2,016)	(1,690)
Bank-owned life insurance	12,710	12,624	12,360
Other assets	88,440	50,730	27,043
Total deposits	313,994	289,041	222,319
Borrowings	14,805	16,847	6,000
Other liabilities	2,573	1,726	1,921
Total shareholders' equity	61,545	60,643	60,800

Tangible shareholders equity:
Total shareholders' equity	61,545	60,643	60,800
Accumulated other comprehensive (income) loss	22	761	301
Goodwill and other intangible assets, net	(7,168)	(7,121)	(2,803)
Tangible shareholders' equity	54,399	54,283	58,298

Asset quality ratios:
Nonperforming loans to gross loans (4)	2.36%	2.25%	1.41%
Allowance for loan losses to gross loans	0.76%	0.88%	1.05%
Allowance for loan losses to nonperforming loans	32.31%	39.01%	74.97%
Nonperforming assets to total assets (5)	1.45%	1.52%	0.93%
Net charge-offs (annualized) to average loans	0.22%	-0.09%	0.18%

Capital ratios: (bank only)
Leverage ratio	11.78%	12.60%	15.82%
Common equity tier I risk-based capital ratio	19.06%	18.73%	24.37%
Tier I risk-based capital ratio	19.06%	18.73%	24.37%
Total risk-based capital ratio	19.81%	19.60%	25.32%

(1) - Average common shares outstanding excludes shares unallocated under ESOP.
(2) - Net interest margin represents net interest income divided by average total interest-earning assets.
(3) - Efficiency ratio represents noninterest expense (excluding one-time merger expenses and loss on foreclosed real estate) divided by operating revenue (net interest income plus noninterest income, excluding gain on sale of investments and property).
(4) - Nonperforming loans include both nonaccruing and accruing loans delinquent more than 90 days.
(5) - Nonperforming assets include nonperforming loans and foreclosed real estate.
(6) - The Company's management believes that the presentation of tangible book value per share provides useful information for evaluating the Company's financial condition and trends due to acqusition activity. These disclosures should not be viewed as a substitute for book value per share determined in accordance with GAAP.